                                                                     Exhibit 5.2

 WHYTE
HIRSCHBOECK                         [LETTERHEAD OF WHYTE HIRSCHBOECK DUDEK S.C.]
  DUDEK S.C.
--------------------------------------------------------------------------------

                                November 6, 2002

Roundy's, Inc.,
  Holt Public Storage, Inc.
  Insurance Planners, Inc.
  I.T.A., Inc.
  Jondex Corp.
  Kee Trans, Inc.
  Mega Marts, Inc.
  Pick `n Save Warehouse Foods, Inc.
  Ropak, Inc.
  Rindt Enterprises, Inc.
  Scot Lad Foods, Inc.
  Shop-Rite, Inc.
  The Copps Corporation
  Ultra Mart Foods, Inc.


     We are issuing this opinion letter in our capacity as special counsel for Roundy's, Inc., a Wisconsin corporation (the "Issuer") and as special counsel to each of Holt Public Storage, Inc., Insurance Planners, Inc., I.T.A., Inc., Jondex Corp., Kee Trans, Inc., Mega Marts, Inc., Pick `n Save Warehouse Foods, Inc., Ropak, Inc., Rindt Enterprises, Inc., Scot Lad Foods, Inc., Shop-Rite, Inc., The Copps Corporation, and Ultra Mart Foods, Inc., which are all of the wholly-owned subsidiaries of the Issuer that are organized under the laws of the State of Wisconsin (the "Wisconsin Guarantors") in connection with the proposed registration by the Issuer of $225,000,000 in aggregate principal amount of the Issuer's 8 7/8% Senior Notes due 2012, Series B (the "Exchange Notes") pursuant to a Registration Statement on Form S-4 originally filed with the Securities and Exchange Commission (the "Commission") on August 2, 2002, under the Securities Act of 1933, as amended (the "Act") (such Registration Statement, as amended or supplemented, is hereinafter referred to as the "Registration Statement").

     The obligations of the Issuer under the Exchange Notes will be guaranteed by certain subsidiaries of the Issuer, including the Wisconsin Guarantors (collectively, including such guarantees as are issued by non-Wisconsin Guarantors, the "Guarantees"). The Exchange Notes and the Guarantees are to be issued pursuant to indentures (as amended and supplemented from time to time, collectively the "Indenture"), dated as of June 6, 2002, between the Issuer, the Guarantors and BNY Midwest Trust Company, as trustee. The Exchange Notes and the Guarantees are to be issued in exchange for and in replacement of the Issuer's Senior Notes due 2012 (the "Old Notes"), of which $225,000,000 in aggregate principal amount is outstanding.

 WHYTE                                                           Roundy's, Inc.,
HIRSCHBOECK                                                 Wisconsin Guarantors
  DUDEK S.C.                                                    November 6, 2002
                                                                          Page 2
--------------------------------------------------------------------------------

     In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, certificates of public officers, corporate and other records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the Articles of Incorporation and By-Laws of the Issuer and each of the Wisconsin Guarantors (collectively hereinafter referred to as the "Wisconsin Registrants"), (ii) Certificates of Status issued by the Wisconsin Department of Financial Institutions as to the corporate status of each of the Wisconsin Registrants;
(iii) minutes and records of the corporate proceedings of the Wisconsin Registrants with respect to the issuance of the Exchange Notes and the Guarantees issued by the Wisconsin Guarantors, (iv) the Indenture, and (v) the Registration Statement.

     For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Wisconsin Registrants and the due authorization, execution and delivery of all documents by the parties thereto other than the Wisconsin Registrants. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Wisconsin Registrants and others.

     Based upon and subject to the assumptions, qualifications and limitations expressed herein:

     1. Each of the Wisconsin Registrants is a corporation validly existing under the laws of the State of Wisconsin.

     2. Each of the Wisconsin Registrants has the requisite corporate power and authority to execute and deliver the Indenture and to perform its obligations thereunder.

     3. The execution and delivery of the Indenture by each of the Wisconsin Registrants and the performance of its obligations thereunder, has been duly authorized by each such Wisconsin Registrant, and does not conflict with such Wisconsin Registrant's Articles of Incorporation, bylaws or any applicable provision of Wisconsin law or require any consent of any governmental authority of the State of Wisconsin.

     We hereby consent to the filing of this opinion with the commission as
Exhibit 5.2 to the Registration Statement. We also consent to the reference to our firm under the heading "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

 WHYTE                                                          Roundy's, Inc.,
HIRSCHBOECK                                                 Wisconsin Guarantors
  DUDEK S.C.                                                    November 6, 2002
                                                                          Page 3
--------------------------------------------------------------------------------


     Our advice on every legal issue addressed in this letter is based exclusively on the law of the State of Wisconsin.

     This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present laws of the State of Wisconsin be changed by legislative action, judicial decision or otherwise.

     This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose, except that Kirkland & Ellis may rely upon this opinion to the same extent as if it were an addressee hereof.

                                                WHYTE HIRSCHBOECK DUDEK S.C.



                                                By:  /S/ Andrew J. Guzikowski
                                                    ----------------------------
                                                     Andrew J. Guzikowski